                                                                   EXHIBIT 99.01

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The NetFRAME Board and Stockholders
NetFRAME Systems Incorporated

      We have audited the accompanying consolidated balance sheets of NetFRAME Systems Incorporated as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetFRAME Systems Incorporated at December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

      As discussed in Note 1 of Notes to Consolidated Financial Statements, the Company's recurring net losses and negative cash flow raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1 of Notes to Consolidated Financial Statements. The 1996 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               /s/ERNST & YOUNG LLP

San Jose, California
January 23, 1997

                         NetFRAME SYSTEMS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

               (in thousands, except share and per share amounts)

                                              December 31,
                                          --------------------
                                            1996       1995
                                          ---------  ---------
ASSETS

Current assets:
  Cash and cash equivalents               $ 14,011   $ 18,340
  Short-term investments                        --     13,304
  Accounts receivable, net of
    allowance for doubtful accounts
    of $2,168 and $1,638 in 1996
    and 1995, respectively                  14,203     16,623
  Inventories                                9,741     10,680
  Other current assets                         782      1,244
                                          --------   --------
    Total current assets                    38,737     60,191
Property and equipment, net                  9,930      9,823
Other assets, net                            1,642      1,684
                                          --------   --------
    Total assets                          $ 50,309   $ 71,698
                                          ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                        $  9,236   $  6,374
  Accrued compensation and benefits          4,461      2,866
  Accrued warranty                           1,721      1,003
  Deferred revenue                           2,037      1,532
  Other accrued liabilities                  1,056        729
                                          --------   --------
    Total current liabilities               18,511     12,504

Commitments and contingencies

Stockholders' equity:
  Preferred stock, 2,000,000 shares
    ($.001 par value) authorized,
    none issued and outstanding
    Common stock, 20,000,000 shares
    ($.001 par value) authorized,
    13,835,000 and 13,602,000
    issued and outstanding in
    1996 and 1995, respectively                 14         14
  Additional paid-in capital                73,156     72,568
  Accumulated deficit                      (41,372)   (13,388)
                                          --------   --------
    Total stockholders' equity              31,798     59,194
                                          --------   --------
      Total liabilities and
        stockholders' equity              $ 50,309   $ 71,698
                                          ========   ========

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)

                                              Year ended December 31,
                                          -------------------------------
                                            1996       1995       1994
                                          ---------  ---------  ---------
Net revenue                               $ 74,349    $76,434    $89,135
Cost of revenue                             50,489     39,545     42,216
                                          --------    -------    -------
Gross profit                                23,860     36,889     46,919
Operating expenses:
  Research and development                  16,294     12,368     11,206
  Selling, general and administrative       36,600     32,306     30,725
                                          --------    -------    -------
    Total operating expenses                52,894     44,674     41,931
                                          --------    -------    -------
Operating income (loss)                    (29,034)    (7,785)     4,988
Interest and other income                    1,215      1,753      1,319
Interest and other expense                    (165)    (2,297)      (168)
                                          --------    -------    -------
Income (loss) before income taxes          (27,984)    (8,329)     6,139
Provision (benefit) for income taxes            --       (277)       394
                                          --------    -------    -------
Net income (loss)                         $(27,984)   $(8,052)   $ 5,745
                                          ========    =======    =======
Net income (loss) per share               $  (2.04)   $ (0.60)   $  0.42
Number of shares used in computing per      13,729     13,498     13,630
 share amounts

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (decrease) in cash flows (in thousands)

                                              Year ended December 31,
                                          --------------------------------
                                            1996        1995       1994
                                          ---------  ----------  ---------
CASH FLOWS FROM (REQUIRED FOR)
 OPERATING ACTIVITIES:
Net income (loss)                         $(27,984)  $  (8,052)  $  5,745
Items not requiring the current use of
 cash:
 Stock compensation expense                      -          66        151
 Loss on disposal of capital assets             77       1,827          -
 Deferred taxes                                  -       1,367       (720)
 Depreciation and amortization               8,249       5,512      4,336
Changes in items affecting operations:
 Accounts receivable                         2,420       8,235     (6,892)
 Inventories                                (3,547)     (3,159)    (3,368)
 Other current assets                          462        (591)      (123)
 Accounts payable                            2,862       1,281        707
 Accrued liabilities                         3,145       1,748     (1,406)
                                          --------   ---------   --------
Cash generated from (required for)
 operating activities                      (14,316)      8,234     (1,570)
                                          --------   ---------   --------

CASH FLOWS FROM (REQUIRED FOR)
 INVESTING ACTIVITIES:
Acquisitions of property and equipment      (3,805)     (6,109)    (5,128)
Other assets                                  (100)     (1,044)      (716)
Purchase of available-for-sale
 securities                                (35,500)   (149,800)   (35,100)
Sale of available-for-sale securities       48,804     148,300     26,100
Purchase of held-to-maturity securities          -      (6,241)   (24,501)
Maturity of held-to-maturity securities          -      15,600     28,123
                                          --------   ---------   --------
Cash generated from (required for)
 investing activities                        9,399         706    (11,222)
                                          --------   ---------   --------

CASH FLOWS FROM (REQUIRED FOR)
 FINANCING ACTIVITIES:
Proceeds from short-term borrowings              -           -      1,048
Repayment of short-term borrowings               -      (1,048)         -
Payments on capital lease obligations            -         (70)      (285)
Payments on stockholders' notes
 receivable                                      -         (14)         1
Issuance of common stock                       588         784      1,125
                                          --------   ---------   --------
Cash generated from (required for)
 financing activities                          588        (348)     1,889
                                          --------   ---------   --------

Net increase (decrease) in cash and
 cash equivalents                           (4,329)      8,592    (10,903)
Cash and cash equivalents at the
 beginning of the period                    18,340       9,748     20,651
                                          --------   ---------   --------
Cash and cash equivalents at the end of
 the period                               $ 14,011   $  18,340   $  9,748
                                          ========   =========   ========

SUPPLEMENTAL DISCLOSURES:
Other noncash charges:
  Capitalization of assets through
   inventory transfers                       2,124       2,029      2,799
  Reclassification of inventory to
   other assets                              2,362           -          -
Cash paid during the period for:
  Interest                                       -           4        135
  Income taxes                                  25          76      1,771

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 (in thousands)

                                                  Common  Additional                 Stockholders'    Deferred         Total
                                                  Stock    Paid-In    Accumulated       Notes           Stock       Stockholders'
                                          Shares  Amount   Capital      Deficit       Receivable    Compensation       Equity
                                          ------  ------  ----------  ------------  --------------  -------------  --------------
BALANCE AT DECEMBER 31, 1993              13,609    $13    $70,575     $(11,081)             $(15)         $(133)     $   59,359

Stock compensation expense related to
  vesting of options                           -      -         84            -                 -              -              84

Amortization of deferred stock
  compensation                                 -      -          -            -                 -             67              67

Payments, interest, and forgiveness on
  notes receivable from stockholders           -      -          -            -                 1              -               1

Issuance of common stock under stock
  plans                                      326      -      1,125            -                 -              -           1,125

Net income                                     -      -          -        5,745                 -              -           5,745
                                        ----------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994              13,395     13     71,784       (5,336)              (14)           (66)         66,381

Amortization of deferred stock
  compensation                                 -      -          -             -                -             66              66

Payments, interest, and forgiveness on
  notes receivable from stockholders           -      -          -             -               14              -              14

Issuance of common stock under stock
  plans                                      207      1        784             -                -              -             785

Net loss                                       -      -          -       (8,052)                -              -          (8,052)
                                        ----------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995              13,602     14     72,568      (13,388)                -              -          59,194

Issuance of common stock under stock
  plans                                      233      -        588            -                 -              -             588

Net loss                                       -      -          -      (27,984)                -              -         (27,984)
                                        ----------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996              13,835    $14    $73,156     $(41,372)             $  -          $   -      $   31,798
                                        ========================================================================================

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.   BASIS OF PRESENTATION

      The consolidated financial statements of NetFRAME Systems Incorporated (the Company) for the year ended December 28, 1996, have been prepared on a going concern basis. The Company has approximately $14.0 million of cash and cash equivalents at December 31, 1996, and has recently entered into an asset based revolving credit facility (see Note 8) to provide additional capital. However, the fiscal 1996 net loss of $28.0 million and the resulting $14.3 million of cash used in fiscal 1996 to fund operations coupled with the continuing competitive industry conditions indicates that management must take certain actions to continue operations with existing capital resources. These actions include: timely introduction of products currently under development; expanding distribution channels to increase revenue; and outsourcing certain business operations and further streamlining the Company's infrastructure to reduce product and operating costs. Specifically, the Company is negotiating with third party distributors and resellers with substantially greater resources to market, support and distribute its products. In addition, the Company is negotiating to consolidate certain corporate facilities and has taken measures to reduce its workforce. In the event the Company is unable to generate sufficient cash from operations or obtain necessary financing from other sources, management will be required to sharply curtail certain of its existing business operations. (See Note 8).

 2.   OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business and Basis of Consolidation

      The Company develops, manufactures, markets and supports a broad line of high availability, clustered network servers for local and wide area networks. These network servers are distributed worldwide primarily through value added resellers (VARs) and systems integrators.

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, NetFRAME International Incorporated and NetFRAME Foreign Sales Corporation. All significant intercompany accounts and transactions have been eliminated.

 Reclassification

      Certain reclassifications have been made to prior year amounts to conform with the 1996 presentation.

 Fiscal Year

      The Company maintains a fifty-two/fifty-three week fiscal year cycle. Fiscal years 1996, 1995 and 1994 ended on December 28, 1996, December 30, 1995, and December 31, 1994, respectively. For convenience, the accompanying consolidated financial statements have been titled as ending on the last day of the calendar period.

 Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

 Cash Equivalents

 The Company considers all highly liquid investments with minimum yield risks and maturities of less than 90 days at time of purchase to be cash equivalents.

                         NetFRAME SYSTEMS INCORPORATED

 Investments

      The Company invests its excess cash in available-for-sale high quality debt and equity instruments. Available-for-sale securities are stated at fair market value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity.

      Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest income.

      On November 15, 1995, the FASB staff issued a special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that Special Report, the Company chose to reclassify securities from held to maturity to available-for-sale. At the date of the transfer the amortized cost of those securities was $18,624,000 and the unrealized loss (gain) was $4,000, which is included in shareholders' equity (income).

 Inventories

      Inventories are stated at the lower of standard cost (which approximates first in, first out) or market. Inventories consist of the following:

                                              December 31,
                                            -----------------
                                             1996        1995
                                             ----        ----
                                              (in thousands)
Raw materials                              $2,729     $ 1,954
Work in process                             2,673       2,411
Finished goods                              4,339       6,315
                                           ------     -------
                                           $9,741     $10,680
                                           ======     =======

 Capitalization of Software Development Costs

      The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed". At December 31, 1996 and 1995, $171,000 and $828,000, respectively, of capitalized software development costs, net of accumulated amortization, are included in other assets. Amortization expense related to capitalized software development costs, which was included in cost of revenue, was $808,000 and $644,000 for the years ended December 31, 1996 and 1995, respectively.

                         NetFRAME SYSTEMS INCORPORATED

 Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets (one to five years). Property and equipment consist of the following:

                                              December 31,
                                          --------------------
                                            1996        1995
                                          ---------  ---------
                                            (in thousands)
Equipment                                 $ 25,176   $ 20,418
Furniture and fixtures                       1,702      1,450
Leasehold improvements                       3,171      2,778
                                          --------   --------
                                            30,049     24,646
Less accumulated depreciation and          (20,119)   (14,823)
 amortization                             --------   --------
                                          $  9,930   $  9,823
                                          ========   ========

      In the first quarter of 1995, the Company wrote-off $1.4 million of application software and related costs in connection with a decision to discontinue a management system upgrade.

 Revenue Recognition

      The Company generally recognizes revenue and accrues related estimated royalty, warranty and sales returns provisions upon product shipment.

 Income Taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (FAS 109) "Accounting for Income Taxes".

 Stock Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25, (APB 25) "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

 Net Income (Loss) Per Share

      Net income per share is based upon the weighted average number of outstanding shares of common stock, and dilutive common stock equivalents from the exercise of stock options and warrants (using the treasury stock method). Common stock equivalents from stock options and warrants are excluded from the computation if their effect is anti-dilutive.

      Net loss per share is based upon the weighted average number of outstanding shares of common stock.

                         NetFRAME SYSTEMS INCORPORATED

 3.   FINANCIAL INSTRUMENTS

      The Company has evaluated the estimated fair value of financial instruments. The amounts reported for cash and cash equivalents approximate the fair value due to their short maturities. Investment securities are reported at their estimated fair value based on quoted market prices.

      At December 31, 1996, available-for-sale securities consisted of commercial paper with a carrying value and estimated value of $10,600,000. These securities had a contractual maturity of less than one year and were classified as cash equivalents.

      The following is a summary of available-for-sale securities at December 31, 1995:

                                       Available-for-Sale
                           -------------------------------------------
                                      Gross        Gross     Estimated
                                    Unrealized  Unrealized     Fair
                            Cost      Gains       Losses       Value
                           -------  ----------  -----------  ---------
Auction preferred stock    $10,500  $        -  $        -     $10,500
Commercial paper            18,624           -          (4)     18,620
                           -------  ----------   ---------     -------
                           $29,124  $        -  $       (4)    $29,120
                           =======   =========   =========     =======

 4. CONCENTRATION OF CREDIT RISK, OTHER CONCENTRATION AND RISKS AND GEOGRAPHIC DATA

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of investments in cash equivalents, short-term investments and trade receivables. The Company invests in cash equivalents and short-term investments, primarily in money-market securities, auction preferred stock, commercial paper, and corporate notes.
 The Company is exposed to credit risks in the event of default by the issuer to the extent of the amount recorded on the balance sheet. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

      The Company derives a substantial portion of its revenue from sales to VARs and systems integrators. Trade accounts receivable from VARs and systems integrators was approximately $13.0 million at December 31, 1996. The concentration of credit risk with respect to trade accounts receivable from VARs and systems integrators is limited due to the number and geographic dispersion of such customers. No single VAR or system integrator accounted for more than 8% of trade accounts receivable at December 31, 1996.

      The Company's products include certain components that are currently available only from single sources or limited sources. Any availability limitations, interruptions in supplies or price increases relative to these components could adversely affect the Company's financial results.

      The Company is currently undergoing a product transition. Management has developed a program to liquidate inventory of the older products and believes that it has appropriately valued the inventory. At this time, management cannot estimate a range of amounts of loss that could occur if the program is not successful.

      The Company recently segregated the number of VARs with which it does business between those authorized to resell and support all of the Company's products and those limited to the resell and support of the Company's products prior to the NF9000. Management is actively working to collect the outstanding balances and believes no additional reserves are necessary. At this time, management cannot estimate a range of amounts of loss that could occur if the collections efforts are not successful.

                         NetFRAME SYSTEMS INCORPORATED

      Export sales represent sales to the Company's customers primarily throughout Europe and Asia Pacific. Sales by the Company to customers in different geographic areas, expressed as a percentage of net revenue, for the periods ended were as follows:

                                      Years ended December 31,
                                     --------------------------
                                      1996      1995       1994
                                      ----      ----       ----
Europe                                3.7%       7.0%       7.0%
Asia Pacific                          5.1%       8.0%       5.9%
Other                                   -%         -%       2.7%
                                     ----       ----       ----
                                      8.8%      15.0%      15.6%
                                     ====       ====       ====

 5.   COMMITMENTS AND CONTINGENCIES


 Operating Leases

      The Company leases its principal facilities under non-cancelable operating leases that expire in September 2002. In addition to its principal facilities, the Company also leases several sales support offices worldwide.

      Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1996:

                                Operating
                                 Leases
                                ---------
1997                              $1,619
1998                               1,487
1999                               1,553
2000                               1,585
2001                               1,661
Thereafter                         1,263
                                  ------
Total minimum lease payments      $9,168
                                  ======

      Total rent expense was approximately $1,955,000, $1,936,000, and $1,516,000, for the years ended December 31, 1996, 1995 and 1994, respectively.

 Contingencies

      In the ordinary course of business, various lawsuits and claims are filed against the Company. While the outcome of these matters is currently not determinable, management believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position, results of operations or cash flows.

                         NetFRAME SYSTEMS INCORPORATED

 6.   INCOME TAXES

      The provision (benefit) for income taxes for years ended December 31, 1996, 1995 and 1994 are as follows:

                                                   1996       1995       1994
                                                   ----       ----       ----
                                                          (in thousands)
Federal:
   Current                                         $   -    $(1,010)    $ 766
   Deferred                                            -        733      (720)
                                                   -----    -------     -----
                                                       -       (277)       46
State:
   Current                                             -          -       348
                                                   -----    -------     -----
Total                                              $   -    $  (277)    $ 394
                                                    ====    =======     =====

      The provision (benefit) for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                  1996         1995       1994
                                                  ----         ----       ----
                                                          (in thousands)
Income tax computed at federal                   $(9,043)     $(2,915)   $2,087
 statutory rate
State taxes, net of federal benefit                    -            -       230
Nonuse (use) of net operating loss                 9,043        2,638      (467)
Benefit of R&D credit utilized                         -            -      (406)
Adjustment to valuation allowance                      -            -      (971)
Other                                                  -            -       (79)
                                                 -------      -------    ------
                                                 $     -      $  (277)   $  394
                                                 =======      =======    ======

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                          1996          1995
                                                          ----          ----
                                                            (in thousands)
Deferred tax assets:
Federal net operating loss carryforward                 $ 13,709      $ 4,453
Capitalized research and development                       1,472          695
Accruals and reserves not currently deductible             1,284        1,134
Research and AMT credit carryforwards                      2,826        2,466
Accounts receivable reserve                                1,100          834
Inventory valuation differences                              580        1,158
Accrued commission                                           292           93
Depreciation                                                 334            -
                                                        --------      -------
      Total deferred tax assets                           21,597       10,833
Valuation allowance                                      (21,236)      (9,967)
                                                        --------      -------
      Total net deferred tax assets                          361          866
Deferred tax liabilities:
   Depreciation                                                -         (227)
   Capitalized software                                      (70)        (348)
                                                        --------      -------
      Total net deferred taxes                          $    291      $   291
                                                        ========      =======

      The valuation allowances at December 31, 1996 and 1995 include $2,580,000 attributable to stock option deductions, the benefit of which will be credited to paid-in capital when realized.

                         NetFRAME SYSTEMS INCORPORATED

      At December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $39,000,000 and $6,000,000, respectively, and federal and state research and development credit carryforwards of approximately $2,700,000 expiring in 2008 through 2011. In addition, the Company had federal alternative minimum tax credit carryforwards of approximately $330,000 that will not expire. No restriction on the availability to utilize tax credit carryforwards is currently anticipated.

      Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

 7.   EMPLOYEE STOCK AND SAVINGS PLANS

 Stock Option Plans

      The Company has various stock option plans (the "Option Plans") under which officers, employees, non-employee directors and consultants may be granted qualified and non-qualified options to purchase shares of the Company's authorized but unissued Common Stock. Options are generally priced at the fair market value of the stock on the date of grant and vest ratably over two to five years from the date of grant. Options currently expire no later than ten years from date of grant.

      On January 15, 1997, the Company offered to reprice 1992 stock options granted to employees using a closing market value on that date of $2.625. Options totaling 1,813,051 shares were repriced. On February 7, 1995, the Company offered to reprice 1992 stock options granted to employees using a closing market value on that date of $5.875. Options totaling 1,252,700 shares were repriced.

      At December 31, 1996 and 1995, 4,609,442 and 4,459,442 shares, respectively, were reserved for issuance upon exercise of stock options. A summary of activity under all option plans is as follows (in thousands except weighted average exercise price amounts):

                                                                 Weighted Average
                                  Shares     Number of Shares    Exercise Price of
                                Available       Subject to            Options
                                for Grant   Options Outstanding     Outstanding
                                ---------   -------------------  -----------------
Balance at December 31, 1993       199                1,462
  Shares authorized              1,700                    -
   for issuance
  Options granted                 (880)                 880
  Options canceled                 195                 (195)
  Options exercised                  -                 (256)
  Plan shares expired              (13)                   -
                                ------               ------

Balance at December 31, 1994     1,201                1,891
  Shares authorized                100                    -
   for issuance
  Options granted               (2,172)               2,172
  Options canceled               1,596               (1,596)
  Options exercised                  -                  (84)
  Plan shares expired               (9)                   -
                                ------               ------

Balance at December 31, 1995       716                2,383
  Shares authorized                150                    -
   for issuance
  Options granted               (1,504)               1,504              $4.41
  Options canceled               1,471               (1,471)              6.49
  Options exercised                  -                 (112)              1.13
  Plan shares expired              (12)                   -
                                ------               ------              -----

Balance at December 31, 1996       821                2,304              $5.24
                                ======               ======

                         NetFRAME SYSTEMS INCORPORATED

      The following table summarizes information about stock options outstanding at December 31, 1996:

                          Options Outstanding                 Options Exercisable
                     ------------------------------  -------------------------------------
                                  Weighted Average   Weighted
                       Number         Remaining      Average     Number        Weighted
                      of Shares   Contractual Life   Exercise   of Shares      Average
Range of Exercise    at 12/31/96       (Years)        Price    Exercisable  Exercise Price
-------------------  -----------  -----------------  --------  -----------  --------------
$6.00 - $10.00           446             7.5          $7.54         263          $8.53
$5.00 - $5.99          1,242             8.8           5.30         418           5.58
$2.00 - $4.99            575             9.5           3.63          57           3.88
$0.20 - $1.99             41             4.1           1.27          41           1.27

      At December 31, 1996, outstanding options to purchase 780,000 shares were exercisable (of which 292 shares would be subject to repurchase if such options were exercised).

 Stock Purchase Plan

      In 1992, the 1992 Employee Stock Purchase Plan ("ESPP") was approved. As of December 31, 1996, 800,000 shares were reserved for issuance. The ESPP provides that substantially all employees may purchase stock at 85% of its fair market value on certain specified dates via payroll deductions. During the years ended December 31, 1996 and 1995, 120,563 and 123,607 shares, respectively, were issued under this plan.

 Stock-Based Compensation

      Pro forma information regarding net income (loss) and earnings (loss) per share is required by FAS 123 for awards granted by the Company after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

                                      Options                     ESPP
                              ------------------------  ------------------------
                                 1996         1995         1996         1995
                                 ----         ----         ----         ----
Expected life (years)                 3.5          3.5          0.7          0.6
Expected volatility                  0.75         0.73         0.70         0.65
Risk-free interest rate       5.78 - 6.48  5.20 - 7.09  5.50 - 5.60  5.60 - 6.15
 (percent)

                         NetFRAME SYSTEMS INCORPORATED

      For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period (for options) and the six to nine month purchase period (for stock purchases under the ESPP). The Company's pro forma information follows (in thousands, except per share amounts):

                                                    1996            1995
                                                  ---------       ---------
Net loss                   As reported            $(27,984)       $ (8,052)
                           Pro forma               (29,777)        (10,982)

Net loss per share         As reported            $  (2.04)       $  (0.60)
                           Pro forma                 (2.17)          (0.81)

      Because FAS 123's pro forma disclosure requirements are applicable only to the Company's awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1998.

      The weighted-average fair value of stock options granted during fiscal 1996 and 1995 was $2.50 and $3.10 per share, respectively. The weighted-average fair value of the employee stock purchase plans granted during fiscal 1996 and 1995 was $1.60 and $1.80 per share, respectively.

 Defined Contribution Plan

      The NetFRAME Systems Incorporated Savings and Investment Plan (the "Plan") is a defined contribution plan that covers all U.S. employees who have at least three months of service with the Company. Employees can contribute up to 15% of their eligible compensation through payroll deductions. The Company contributes to the employee's account by matching the greater of $0.25 for every employee dollar contributed up to a maximum of 5% of the employee's eligible compensation or a percentage of the Company's after-tax profit as determined by the NetFRAME Board. Total contributions made by the Company to the Plan for the years ended December 31, 1996, 1995 and 1994 were approximately $120,000, $150,000 and $170,000 respectively.

 8.   SUBSEQUENT EVENTS (unaudited)

      In March 1997, the Company obtained an asset based revolving credit facility with the CIT Group/Business Credit, Inc., Los Angeles, CA (CIT) to finance eligible accounts receivable and production inventory up to a maximum of $15.0 million, subject to certain net worth and other financial covenants. Borrowings under the asset based revolving credit facility with CIT, which by its terms allowed for termination by CIT on March 26, 2000, accrue interest at a rate equal to prime plus one-half percent (.50%). On June 23, 1997, the credit facility was assigned to Micron Electronics, Inc. pursuant to which, among other things, the maximum borrowings provided for thereunder were decreased to $3.5 million and the date on which Micron may terminate the facility, absent certain other conditions, was changed to September 30, 1997. On July 31, 1997, the maximum borrowings provided for under the credit facility were increased to $12.0 million. As of July 31, 1997, the Company had borrowed $6.0 million under the credit facility.

      In May 1997, the Company canceled its lease on one of its principal administrative, product development, manufacturing and marketing facilities.
 As a result, the Company reduced its commitments under this operating lease by approximately $4.3 million and will receive a termination payment of $272,000 from the landlord. In connection with the cancellation of the operating lease, the Company recorded a $1.3 million charge related to the write-off of leasehold improvements.

      On June 10, 1997, the Company entered into an Agreement and Plan of Merger with Micron Electronics, Inc. (Micron) and Payette Acquisition Corporation, a wholly owned subsidiary of Micron (Payette). In connection with that agreement, Payette made a tender offer to purchase all of the Company's issued and outstanding shares of common stock and all associated rights at a price per share of $1.00 in cash. On July 18, 1997, Payette acquired approximately 62.8% of the Company's outstanding common stock in connection with the closing of the tender offer. Pursuant to a stockholder meeting to be held in August 1997, the merger of Payette with and into the Company is expected to be approved and any shares of the Company's common stock not tendered and purchased pursuant to the tender offer will be canceled and converted into the right to receive $1.00 per share in cash, subject to appraisal rights. The Company believes that its ability to continue to operate as a going concern is dependent on the successful consummation of the Merger and continued financial assistance from Micron.

                         NetFRAME SYSTEMS INCORPORATED

                      CONDENSED CONSOLIDATED BALANCE SHEET

               (in thousands except share and per share amounts)

                                                               June 30, 1997
                                                               --------------
                                                                (unaudited)
ASSETS

Current assets:
 Cash and cash equivalents                                          $  2,209
 Accounts receivable, net of allowance for doubtful                    4,612
  accounts of $1,753
 Inventories                                                           8,319
 Other current assets                                                    800
                                                                    --------
  Total current assets                                                15,940
Property and equipment, net                                            5,670
Other assets, net                                                      1,060
                                                                    --------
  Total assets                                                      $ 22,670
                                                                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable                                                      $  2,000
 Accounts payable                                                      5,922
 Other accrued liabilities                                             6,741
                                                                    --------
  Total current liabilities                                           14,663
Stockholders' equity:
 Preferred stock, 2,000,000 shares ($.001 par value) authorized,
   none issued and outstanding                                            --
 Common stock, 20,000,000 shares ($.001 par value) authorized,
  13,978,445 issued and outstanding                                       14
 Additional paid-in capital                                           73,519
 Accumulated deficit                                                 (65,526)
                                                                    --------
  Total stockholders' equity                                           8,007
                                                                    --------
  Total liabilities and stockholders' equity                        $ 22,670
                                                                    ========

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)


                                                                             Six Months Ended
                                                                             ----------------
                                                                      June 30, 1997   June 30, 1996
                                                                      -------------   -------------
                                                                               (unaudited)
Net revenue                                                             $ 19,984         $38,879
Cost of revenue                                                           18,571          22,235
                                                                        --------         -------
Gross profit                                                               1,413          16,644
Operating expenses:
    Research and development                                               8,063           7,544
    Selling, general and administrative                                   17,737          17,370
                                                                        --------         -------
       Total operating expenses                                           25,800          24,914
                                                                        --------         -------
Operating loss                                                           (24,387)         (8,270)
Interest and other income, net                                               233             633
                                                                        --------         -------
Loss before income taxes                                                 (24,154)         (7,637)
Benefit for income taxes                                                      --              --
                                                                        --------         -------
Net loss                                                                $(24,154)        $(7,637)
                                                                        --------         -------
Net loss per share                                                      $  (1.73)        $ (0.56)
                                                                        ========         =======
Number of shares used in computing
    per share amounts                                                     13,952          13,645
                                                                        ========         =======

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (decrease) in cash flows (in thousands)

                                                                                  Six Months Ended
                                                                           ------------------------------
                                                                           June 30, 1997   June 30, 1996
                                                                           --------------  --------------
                                                                                    (unaudited)
CASH PROVIDED BY (REQUIRED FOR) OPERATING ACTIVITIES:
Net loss                                                                        $(24,154)       $ (7,637)
Items not requiring the current use of  cash:
    Loss on disposal of capital assets                                             1,511             297
    Depreciation and amortization                                                  4,513           3,684
Changes in items affecting operations:
    Accounts receivable                                                            9,591            (269)
    Inventories                                                                     (967)            195
    Other current assets                                                             (18)            436
    Accounts payable                                                              (3,314)            874
    Accrued liabilities                                                             (831)           (408)
                                                                                --------        --------
Cash generated from (required for)  operating activities                         (13,669)         (2,828)
                                                                                --------        --------

CASH FLOWS FROM (REQUIRED FOR) INVESTING ACTIVITIES:
Acquisitions of property and equipment                                              (493)         (3,939)
Other assets                                                                          (4)         (2,132)
Purchase of available-for-sale securities                                             --         (40,106)
Sale of available-for-sale securities                                                 --          49,410
                                                                                --------        --------
Cash generated from (required for) investing activities                             (497)          3,233
                                                                                --------        --------

CASH FLOWS FROM (REQUIRED FOR) FINANCING ACTIVITIES:
Issuance of common stock                                                             363             565
Proceeds from note payable from Micron                                             2,000              --
                                                                                --------        --------
Cash generated from (required for) financing activities                            2,363             565

Net increase (decrease) in cash and cash equivalents                             (11,802)            970
Cash and cash equivalents at the beginning of the period                          14,011          18,340
                                                                                --------        --------
Cash and cash equivalents at the end of the period                              $  2,209        $ 19,310
                                                                                ========        ========

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
    Interest                                                                    $    210        $     --
    Income taxes                                                                $     15        $     10

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

 1.   QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS

      The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission but do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements and should, therefore, be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 1996 included in the Annual Report on Form 10-K. The accompanying statements include all normal recurring adjustments which the Company believes necessary for a fair presentation of the statements. The interim operating results are not necessarily indicative of the results for the full year.

      The Company maintains a fifty-two/fifty-three week fiscal year cycle. The second quarters of fiscal 1997 and 1996 ended on June 28, 1997 and June 29, 1996, respectively. For convenience, the accompanying condensed consolidated financial statements have been titled as ending on the last day of the calendar quarter.

 2.   BASIS OF PRESENTATION

      The consolidated financial statements of NetFRAME Systems Incorporated (the Company) for the six months ended June 30, 1997, have been prepared on a going concern basis. The Company had approximately $2.2 million of cash and cash equivalents at June 30, 1997, of which $2.0 million represented amounts borrowed from Micron under the Company's revolving credit facility (see Note
 7). As of July 31, 1997, the Company had borrowed $6.0 million under the credit facility. The Company's net losses for the six months ended June 30, 1997 totaled approximately $24.2 million. The Company believes that its ability to continue to operate as a going concern is dependent on the successful consummation of the Merger and continued financial assistance from Micron.


 3.   INVENTORIES

      Inventories consist of the following (in thousands):

                              June 30, 1997      December 31, 1996
                              -------------      -----------------
      Raw materials              $2,633                 $2,729
      Work in process               791                  2,673
      Finished goods              4,895                  4,339
                                 ------                 ------
                                 $8,319                 $9,741
                                 ======                 ======

 4.   CONTINGENCIES


      In the ordinary course of business, various lawsuits and claims are filed against the Company. While the outcome of these matters is currently not determinable, management believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position, results of operations or cash flows.

 5.   PROVISION (BENEFIT) FOR INCOME TAXES

      The Company provides for income tax expense (or benefit) during interim reporting periods based upon an estimate of the annual effective tax rate. The rate of tax (benefit) is less than the federal statutory rate of 35% due to the limitations controlling the timing for realization of net operating losses and tax credits (which may carryforward to partially offset future income taxes) established by the Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes".

 6.   NET LOSS PER SHARE

      Net loss per share is based upon the weighted average number of outstanding shares of common stock.

      In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS 128), "Earnings Per Share", which is required to be adopted by the Company on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The Company's common stock equivalent shares for the six months ended June 30, 1997 and 1996 were antidilutive and accordingly, FAS 128 should have no impact on primary earnings per share. The Company does not believe FAS 128 will have a material impact on the calculation of fully diluted earnings per share.

 7.   CREDIT FACILITY

      In March 1997, the Company obtained an asset based revolving credit facility with the CIT Group/Business Credit, Inc., Los Angeles, CA, to finance eligible accounts receivable and production inventory up to a maximum of $15.0 million, subject to certain net worth and other financial covenants. Borrowings under the asset based revolving credit facility with CIT, which by its terms allowed for termination by CIT on March 26, 2000, accrue interest in an amount equal to prime plus one-half percent (0.50%). On June 23, 1997, this credit facility was assigned to Micron Electronics, Inc. (see Note 9) pursuant to which, among other things, the maximum borrowings provided for thereunder were decreased to $3.5 million and the date on which Micron may terminate the facility, absent certain other conditions, was changed to September 30, 1997. On July 31, 1997, the maximum borrowings provided for under the credit facility were increased to $12.0 million. As of July 31, 1997, the Company had borrowed $6.0 million under the credit facility.

 8.   CANCELLATION OF LEASE

      In May 1997, the Company canceled its lease on one of its principal administrative, product development, manufacturing and marketing facilities.
 As a result, the Company reduced its commitments under this operating lease by approximately $4.3 million and will receive a termination payment of $272,000 from the landlord. In connection with the cancellation of the operating lease, the Company recorded a $1.3 million charge related to the write-off of leasehold improvements.

 9.   PLAN OF MERGER AGREEMENT

      On June 10, 1997, the Company entered into an Agreement and Plan of Merger with Micron Electronics Inc. (Micron) and Payette Acquisition Corporation, a wholly owned subsidiary of Micron (Payette). In connection with that agreement, Payette made a tender offer to purchase all of the Company's issued and outstanding shares of common stock and all associated rights at a price per share of $1.00 in cash. On July 18, 1997, Payette acquired approximately 62.8% of the Company's outstanding common stock in connection with the closing of the tender offer. Pursuant to a stockholder meeting to be held in August 1997, the merger of Payette with and into the Company is expected to be approved and any shares of the Company's common stock not tendered and purchased pursuant to the tender offer will be canceled and converted into the right to receive $1.00 per share in cash, subject to appraisal rights. The Company believes that its ability to continue to operate as a going concern is dependent on the successful consummation of the Merger and continued financial assistance from Micron.